EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-49335, 33-49337, 333-104469, 333-45279, 333-103722, 333-128315 and 333-143457) pertaining to various employee benefit plan filings and in the Registration Statement (Form S-3 No. 33-34499) of EMC Insurance Group Inc. and in the related Prospectuses of our reports dated March 13, 2008 with respect to the consolidated financial statements and schedules of EMC Insurance Group Inc. and the effectiveness of internal control over financial reporting of EMC Insurance Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Des Moines, Iowa

March 13, 2008

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